As filed with the Securities and Exchange Commission on July 3, 2006
Registration Number 333-88111

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Remington Oil and Gas Corporation
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation or organization)
75-2369148
(I.R.S. Employer Identification No.)
8201 PRESTON ROAD, SUITE 600
DALLAS, TEXAS 75225-6211
(214) 210-2650
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
JAMES A. WATT
8201 PRESTON ROAD, SUITE 600
DALLAS, TEXAS 75225-6211
(214) 210-2650
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Arthur H. Rogers Fulbright & Jaworski L.L.P. 1301 McKinney, Suite 5100 Houston, Texas 77010 (713) 651-5151	Michael O’Leary Andrews Kurth LLP 600 Travis, Suite 4200 Houston, Texas 77002-3090 (713) 220-4200
Approximate date of commencement of proposed sale to the public: Not applicable.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

EXPLANATORY NOTE — DEREGISTERED
     Pursuant to its Registration Statement on Form S-8 (Reg. No. 333-88111) (the “Registration Statement”), Remington Oil and Gas Corporation, a Delaware corporation (the “Company”), registered shares of its common stock, $.01 par value per share (the “Common Stock”), issuable pursuant to the terms of the Company’s 1997 Stock Option Plan.
     The Company and Helix Energy Solutions Group, Inc. (formerly known as Cal Dive International, Inc.) (“Helix”) entered into an Agreement and Plan of Merger dated January 22, 2006, by and between Helix and the Company, as amended by Amendment No. 1 to Agreement and Plan of Merger dated January 24, 2006 (as so amended, the “Merger Agreement”), by and among Helix, Cal Dive Merger – Delaware Inc., a wholly owned subsidiary of Helix (“Merger Sub”), and the Company, and, pursuant to the Merger Agreement, the Company would be merged with and into Merger Sub (the “Merger”) and all outstanding shares of the Company’s Common Stock would be converted into the right to receive $27.00 in cash and 0.436 of a share of common stock, without par value per share, of Helix.
     On June 29, 2006, the Company held a special meeting of stockholders at which the stockholders approved the Merger Agreement and the transactions contemplated thereby. The Merger was consummated effective as of July 1, 2006 (the “Effective Time”).
     As of the Effective Time, the Company has terminated all of its offerings of securities of the Company pursuant to existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of Common Stock registered under the Registration Statement which remain unsold as of the date hereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 3, 2006.

REMINGTON OIL AND GAS CORPORATION

By:	/s/ MARTIN R. FERRON

Martin R. Ferron
President
(Principal Executive Officer)
     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ OWEN KRATZ Owen Kratz	Chairman of the Board	July 3, 2006

/s/ MARTIN R. FERRON Martin R. Ferron	Director and President (Principal Executive Officer)	July 3, 2006

/s/ JAMES LEWIS CONNOR, III James Lewis Connor, III	Director	July 3, 2006

/s/ A. WADE PURSELL A. Wade Pursell	Vice President and Treasurer (Principal Financial and Accounting Officer)	July 3, 2006